Exhibit 23.4

CONSENT OF EVERCORE GROUP L.L.C.

July 16, 2021

The Transaction Committee of the Board of Directors

The Board of Directors

Rexnord Corporation

511 W. Freshwater Way

Milwaukee, WI 53204

Members of the Transaction Committee and of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated February 14, 2021, to the Transaction Committee of the Board of Directors of Rexnord Corporation (“Rexnord”) and the Board of Directors of Rexnord as Annex C to, and the references thereto under the captions “Opinion of Rexnord’s Financial Advisor”, “Background of the Merger”, and “Rexnord’s Reasons for the Reorganization, Distributions and the Merger; Recommendation of Rexnord’s Board of Directors” in the joint proxy statement/prospectus included in Amendment No. 2 to the Registration Statement on Form S−4 filed by Regal Beloit Corporation (“Regal”) with the U.S. Securities and Exchange Commission on July 16, 2021 (the “Registration Statement”) and relating to the proposed business combination involving Rexnord, Land Newco, Inc., a wholly owned subsidiary of Rexnord, and Regal.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), joint proxy statement/prospectus-information statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Anthony J. Magro
Anthony J. Magro